Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Fourth-Quarter Results and Provides 2017 Guidance
Fourth-Quarter 2016

▪	Operating cash flow of $2.8 billion driven by solid operating performance

▪	GAAP EPS of $2.59 and core EPS (non-GAAP)* of $2.47 on solid execution
Full-Year 2016

▪	Revenue of $94.6 billion reflecting 926 commercial and defense aircraft deliveries and services growth

▪	Record operating cash flow of $10.5 billion; repurchased 55.1 million shares for $7.0 billion

▪	Backlog remains robust at $473 billion with more than 5,700 commercial airplane orders

▪	Cash and marketable securities of $10.0 billion provide strong liquidity
Outlook for 2017

▪	Operating cash flow expected to increase to approximately $10.75 billion

▪	2017 GAAP EPS of between $10.25 and $10.45; core EPS (non-GAAP)* of between $9.10 and $9.30

Table 1. Summary Financial Results	Fourth Quarter			Full Year
(Dollars in Millions, except per share data)	2016	2015	Change	2016	2015	Change

Revenues	$23,286	$23,573	(1)%	$94,571	$96,114	(2)%

GAAP
Earnings From Operations	$2,183	$1,161	88%	$5,834	$7,443	(22)%
Operating Margin	9.4%	4.9%	4.5 Pts	6.2%	7.7%	(1.5) Pts
Net Earnings	$1,631	$1,026	59%	$4,895	$5,176	(5)%
Earnings Per Share	$2.59	$1.51	72%	$7.61	$7.44	2%
Operating Cash Flow	$2,832	$3,119	(9)%	$10,499	$9,363	12%
Non-GAAP*
Core Operating Earnings	$2,064	$1,259	64%	$5,464	$7,741	(29)%
Core Operating Margin	8.9%	5.3%	3.6 Pts	5.8%	8.1%	(2.3) Pts
Core Earnings Per Share	$2.47	$1.60	54%	$7.24	$7.72	(6)%
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”
CHICAGO, January 25, 2017 – The Boeing Company [NYSE: BA] reported fourth-quarter revenue of $23.3 billion with GAAP earnings per share of $2.59 and core earnings per share (non-GAAP)* of $2.47 reflecting overall solid execution on production programs and services (Table 1).
Revenue was $94.6 billion for the full year reflecting strong commercial deliveries and services growth across the company. GAAP earnings per share totaled $7.61 and core earnings per share (non-GAAP)* totaled $7.24.

Guidance for 2017 is set at between $10.25 and $10.45 for GAAP earnings per share and between $9.10 and $9.30 for core earnings per share (non-GAAP)*. Revenue guidance is between $90.5 and $92.5 billion, including increased commercial deliveries of between 760 and 765. Operating cash flow is expected to increase by approximately $250 million to $10.75 billion and capital expenditures are expected to decline by approximately $300 million to $2.3 billion.
"With solid fourth quarter operating performance and a sharp strategic focus, we extended our aerospace market leadership in our centennial year and positioned Boeing for continued growth and success in our second century," said Chairman, President and Chief Executive Officer Dennis Muilenburg.
"We led the industry in commercial airplane deliveries for the fifth consecutive year, achieved healthy sales in our defense, space and services segments, and produced record operating cash flow, which fueled investment in innovation and our people and generated significant returns to shareholders."
"Looking forward, our team is intent on accelerating productivity and program execution to deliver increasing cash and profitability from our large and diverse order backlog of nearly $500 billion, standing up our new integrated services business, and capturing an even greater share of the the growing global aerospace market to deliver superior value to our customers, shareholders and employees."

Table 2. Cash Flow	Fourth Quarter		Full Year
(Millions)	2016	2015	2016	2015
Operating Cash Flow	$2,832	$3,119	$10,499	$9,363
Less Additions to Property, Plant & Equipment	($599)	($623)	($2,613)	($2,450)
Free Cash Flow*	$2,233	$2,496	$7,886	$6,913
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”
Operating cash flow in the quarter of $2.8 billion was driven by solid operating performance, disciplined cash management, and a slight impact from timing of receipts and expenditures (Table 2). During the quarter, the company repurchased 3.7 million shares for $500 million and paid $672 million in dividends. For the full year, the company repurchased 55.1 million shares for $7.0 billion and paid $2.8 billion in dividends. Based on strong cash generation and confidence in the company's outlook, the board of directors in December increased the quarterly dividend per share by 30 percent and renewed the share repurchase program to $14 billion. Share repurchases under the new authorization are expected to be made over the next 24 to 30 months.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q4 16	Q3 16
Cash	$8.8	$9.0
Marketable Securities[1]	$1.2	$0.7
Total	$10.0	$9.7
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$7.1	$8.1
Boeing Capital, including intercompany loans	$2.9	$2.4
Total Consolidated Debt	$10.0	$10.5
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $10.0 billion, up from $9.7 billion at the beginning of the quarter (Table 3). Debt was $10.0 billion, down from the beginning of the quarter, due to repayment of debt.
Total company backlog at quarter-end was $473 billion, up from $462 billion at the beginning of the quarter, and included net orders for the quarter of $32 billion.
Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Fourth Quarter			Full Year
(Dollars in Millions)	2016	2015	Change	2016	2015	Change

Commercial Airplanes Deliveries	185	182	2%	748	762	(2)%

Revenues	$16,241	$16,098	1%	$65,069	$66,048	(1)%
Earnings from Operations	$1,473	$566	160%	$3,130	$5,157	(39)%
Operating Margin	9.1%	3.5%	5.6 Pts	4.8%	7.8%	(3.0) Pts
Commercial Airplanes fourth-quarter revenue increased to $16.2 billion on higher planned delivery volume and mix (Table 4). Fourth-quarter operating margin was 9.1 percent, reflecting delivery mix, lower R&D and improved performance, partially offset by a $243 million pre-tax charge on the KC-46 Tanker program primarily related to additional effort to incorporate previously identified changes into initial production aircraft.
During the quarter, Boeing delivered the 500th 787 Dreamliner and began final assembly of the first 787-10 aircraft. The 737 program has captured more than 3,600 orders for the 737 MAX, including recent 737 MAX 8 orders from GE Capital Aviation Services for 75 airplanes and SpiceJet for 100 airplanes.
Commercial Airplanes booked 288 net orders during the quarter. Backlog remains strong with more than 5,700 airplanes valued at $416 billion.

Defense, Space & Security

Table 5. Defense, Space & Security	Fourth Quarter			Full Year
(Dollars in Millions)	2016	2015	Change	2016	2015	Change
Revenues[1]
Boeing Military Aircraft	$2,617	$3,187	(18)%	$12,515	$13,424	(7)%
Network & Space Systems	$1,800	$1,954	(8)%	$7,046	$7,751	(9)%
Global Services & Support	$2,443	$2,644	(8)%	$9,937	$9,213	8%
Total BDS Revenues	$6,860	$7,785	(12)%	$29,498	$30,388	(3)%
Earnings from Operations[1]
Boeing Military Aircraft	$288	$437	(34)%	$1,231	$1,311	(6)%
Network & Space Systems	$157	$163	(4)%	$493	$726	(32)%
Global Services & Support	$364	$363	—	$1,284	$1,237	4%
Total BDS Earnings from Operations	$809	$963	(16)%	$3,008	$3,274	(8)%
Operating Margin	11.8%	12.4%	(0.6) Pts	10.2%	10.8%	(0.6) Pts
1 During the first quarter of 2016, certain programs were realigned between Boeing Military Aircraft and Global Services & Support.
Defense, Space & Security’s fourth-quarter revenue was $6.9 billion (Table 5). Fourth-quarter operating margin was 11.8 percent, reflecting a $69 million pre-tax charge on the KC-46 Tanker program at BMA, partially offset by solid execution.
Boeing Military Aircraft (BMA) fourth-quarter revenue was $2.6 billion, reflecting lower planned deliveries and mix, with operating margin of 11.0 percent. During the quarter, pending international sales of F-15 and F/A-18 fighter jets and Chinook and Apache helicopters were approved by the U.S. State Department, reaching the final stage of the U.S. foreign military sales process before contract negotiations.
Network & Space Systems (N&SS) fourth-quarter revenue was $1.8 billion, largely reflecting lower satellite volume, with an operating margin of 8.7 percent. During the quarter, the eighth Wideband Global SATCOM satellite was launched with an upgraded digital payload.
Global Services & Support (GS&S) fourth-quarter revenue was $2.4 billion, reflecting lower volume in Aircraft Modernization & Sustainment. Operating margin was 14.9 percent largely reflecting contract mix. During the quarter, GS&S completed digital flight deck upgrades to the first of 14 NATO Airborne Warnings and Control Systems (AWACS) aircraft.
Backlog at Defense, Space & Security was $57 billion, of which 37 percent represents orders from international customers.

Additional Financial Information

Table 6. Additional Financial Information	Fourth Quarter		Full Year
(Dollars in Millions)	2016	2015	2016	2015
Revenues
Boeing Capital	$87	$98	$298	$413
Unallocated items, eliminations and other	$98	($408)	($294)	($735)
Earnings from Operations
Boeing Capital	$23	$9	$59	$50
Unallocated pension/postretirement	$119	($98)	$370	($298)
Other unallocated items and eliminations	($241)	($279)	($733)	($740)
Other (loss)/income, net	($1)	$10	$40	($13)
Interest and debt expense	($79)	($72)	($306)	($275)
Effective tax rate	22.4%	6.6%	12.1%	27.7%
At quarter-end, Boeing Capital's net portfolio balance was $4.1 billion. Total pension expense for the fourth quarter was $434 million, down from $529 million in the same period of the prior year. Unallocated items, eliminations and other revenue increased from the same period in the prior year primarily due to timing of eliminations for intercompany aircraft deliveries. The effective tax rate for the fourth quarter increased from the same period in the prior year primarily due to the reinstatement of the full year research tax credit recorded in the fourth quarter of 2015.

Outlook
The company’s 2017 financial and delivery guidance (Table 7) reflects continued solid performance across the company.

Table 7. 2017 Financial Outlook
(Dollars in Billions, except per share data)	2017

The Boeing Company
Revenue	$90.5 - 92.5

GAAP Earnings Per Share	$10.25 - 10.45
Core Earnings Per Share*	$9.10 - 9.30

Operating Cash Flow	~$10.75

Commercial Airplanes
Deliveries	760 - 765
Revenue	$62.5 - 63.5
Operating Margin	9.5% - 10.0

Defense, Space & Security
Revenue
Boeing Military Aircraft	~$11.5
Network & Space Systems	~$7.0
Global Services & Support	~$10.0

Total BDS Revenue	$28.0 - 29.0

Operating Margin
Boeing Military Aircraft	~12.0%
Network & Space Systems	~9.0%
Global Services & Support	>12.5%

Total BDS Operating Margin	~11.5%

Boeing Capital
Portfolio Size	Stable
Revenue	~$0.3
Pre-Tax Earnings	~$0.05

Research & Development	~ $3.6
Capital Expenditures	~ $2.3
Pension Expense [1]	~ $0.7
Effective Tax Rate	~ 32.0%
1 Approximately ($0.9) billion is expected to be recorded in unallocated items and eliminations
*    Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Pension costs, comprising service and prior service costs computed in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) are allocated to Commercial Airplanes. Pension costs allocated to BDS segments are computed in accordance with U.S. Government Cost Accounting Standards (CAS), which employ different actuarial assumptions and accounting conventions than GAAP. CAS costs are allocable to government contracts. Other postretirement benefit costs are allocated to all business segments based on CAS, which is generally based on benefits paid. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 14.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow without capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions generally identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Ben Hackman (312) 544-2140
Communications:	Bernard Choi (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions, except per share data)	2016	2015	2016	2015
Sales of products	$84,399	$85,255	$20,836	$20,847
Sales of services	10,172	10,859	2,450	2,726
Total revenues	94,571	96,114	23,286	23,573

Cost of products	(72,713)	(73,446)	(17,596)	(18,426)
Cost of services	(8,018)	(8,578)	(1,855)	(2,201)
Boeing Capital interest expense	(59)	(64)	(13)	(15)
Total costs and expenses	(80,790)	(82,088)	(19,464)	(20,642)
	13,781	14,026	3,822	2,931
Income from operating investments, net	303	274	83	67
General and administrative expense	(3,616)	(3,525)	(999)	(931)
Research and development expense, net	(4,627)	(3,331)	(726)	(905)
(Loss)/gain on dispositions, net	(7)	(1)	3	(1)
Earnings from operations	5,834	7,443	2,183	1,161
Other income/(loss), net	40	(13)	(1)	10
Interest and debt expense	(306)	(275)	(79)	(72)
Earnings before income taxes	5,568	7,155	2,103	1,099
Income tax expense	(673)	(1,979)	(472)	(73)
Net earnings	$4,895	$5,176	$1,631	$1,026

Basic earnings per share	$7.70	$7.52	$2.63	$1.52

Diluted earnings per share	$7.61	$7.44	$2.59	$1.51

Cash dividends paid per share	$4.36	$3.64	$1.09	$0.91

Weighted average diluted shares (millions)	643.8	696.1	630.3	681.2

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	December 31 2016	December 31 2015
Assets
Cash and cash equivalents	$8,801	$11,302
Short-term and other investments	1,228	750
Accounts receivable, net	8,832	8,713
Current portion of customer financing, net	428	212
Inventories, net of advances and progress billings	43,199	47,257
Total current assets	62,488	68,234
Customer financing, net	3,773	3,358
Property, plant and equipment, net of accumulated depreciation of $16,883 and $16,286	12,807	12,076
Goodwill	5,324	5,126
Acquired intangible assets, net	2,540	2,657
Deferred income taxes	332	265
Investments	1,317	1,284
Other assets, net of accumulated amortization of $497 and $451	1,416	1,408
Total assets	$89,997	$94,408
Liabilities and equity
Accounts payable	$11,190	$10,800
Accrued liabilities	14,691	14,014
Advances and billings in excess of related costs	23,869	24,364
Short-term debt and current portion of long-term debt	384	1,234
Total current liabilities	50,134	50,412
Deferred income taxes	1,338	2,392
Accrued retiree health care	5,916	6,616
Accrued pension plan liability, net	19,943	17,783
Other long-term liabilities	2,221	2,078
Long-term debt	9,568	8,730
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,762	4,834
Treasury stock, at cost - 395,109,568 and 345,637,354 shares	(36,097)	(29,568)
Retained earnings	40,714	38,756
Accumulated other comprehensive loss	(13,623)	(12,748)
Total shareholders’ equity	817	6,335
Noncontrolling interests	60	62
Total equity	877	6,397
Total liabilities and equity	$89,997	$94,408

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended December 31
(Dollars in millions)	2016	2015
Cash flows – operating activities:
Net earnings	$4,895	$5,176
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	190	189
Depreciation and amortization	1,910	1,833
Investment/asset impairment charges, net	90	167
Customer financing valuation benefit	(7)	(5)
Loss on dispositions, net	7	1
Other charges and credits, net	369	364
Excess tax benefits from share-based payment arrangements		(157)
Changes in assets and liabilities –
Accounts receivable	112	(1,069)
Inventories, net of advances and progress billings	3,755	(1,110)
Accounts payable	622	(238)
Accrued liabilities	726	2
Advances and billings in excess of related costs	(493)	1,192
Income taxes receivable, payable and deferred	(810)	477
Other long-term liabilities	(68)	46
Pension and other postretirement plans	153	2,470
Customer financing, net	(696)	167
Other	(256)	(142)
Net cash provided by operating activities	10,499	9,363
Cash flows – investing activities:
Property, plant and equipment additions	(2,613)	(2,450)
Property, plant and equipment reductions	38	42
Acquisitions, net of cash acquired	(297)	(31)
Contributions to investments	(1,719)	(2,036)
Proceeds from investments	1,209	2,590
Other	2	39
Net cash used by investing activities	(3,380)	(1,846)
Cash flows – financing activities:
New borrowings	1,325	1,746
Debt repayments	(1,359)	(885)
Repayments of distribution rights and other asset financing	(24)
Stock options exercised	321	399
Excess tax benefits from share-based payment arrangements		157
Employee taxes on certain share-based payment arrangements	(93)	(96)
Common shares repurchased	(7,001)	(6,751)
Dividends paid	(2,756)	(2,490)
Net cash used by financing activities	(9,587)	(7,920)
Effect of exchange rate changes on cash and cash equivalents	(33)	(28)
Net decrease in cash and cash equivalents	(2,501)	(431)
Cash and cash equivalents at beginning of year	11,302	11,733
Cash and cash equivalents at end of period	$8,801	$11,302

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions)	2016	2015	2016	2015
Revenues:
Commercial Airplanes	$65,069	$66,048	$16,241	$16,098
Defense, Space & Security:
Boeing Military Aircraft	12,515	13,424	2,617	3,187
Network & Space Systems	7,046	7,751	1,800	1,954
Global Services & Support	9,937	9,213	2,443	2,644
Total Defense, Space & Security	29,498	30,388	6,860	7,785
Boeing Capital	298	413	87	98
Unallocated items, eliminations and other	(294)	(735)	98	(408)
Total revenues	$94,571	$96,114	$23,286	$23,573
Earnings from operations:
Commercial Airplanes	$3,130	$5,157	$1,473	$566
Defense, Space & Security:
Boeing Military Aircraft	1,231	1,311	288	437
Network & Space Systems	493	726	157	163
Global Services & Support	1,284	1,237	364	363
Total Defense, Space & Security	3,008	3,274	809	963
Boeing Capital	59	50	23	9
Segment operating profit	6,197	8,481	2,305	1,538
Unallocated items, eliminations and other	(363)	(1,038)	(122)	(377)
Earnings from operations	5,834	7,443	2,183	1,161
Other income/(loss), net	40	(13)	(1)	10
Interest and debt expense	(306)	(275)	(79)	(72)
Earnings before income taxes	5,568	7,155	2,103	1,099
Income tax expense	(673)	(1,979)	(472)	(73)
Net earnings	$4,895	$5,176	$1,631	$1,026

Research and development expense, net:
Commercial Airplanes	$3,755	$2,340	$561	$627
Defense, Space & Security	919	986	169	271
Other	(47)	5	(4)	7
Total research and development expense, net	$4,627	$3,331	$726	$905

Unallocated items, eliminations and other
Share-based plans	($66)	($76)	($16)	($19)
Deferred compensation	(46)	(63)	(8)	(53)
Amortization of previously capitalized interest	(94)	(90)	(23)	(20)
Eliminations and other unallocated items	(527)	(511)	(194)	(187)
Sub-total (included in core operating earnings)	(733)	(740)	(241)	(279)
Pension	217	(421)	88	(128)
Postretirement	153	123	31	30
Total unallocated items, eliminations and other	($363)	($1,038)	($122)	($377)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Twelve months ended December 31				Three months ended December 31
Commercial Airplanes	2016		2015		2016	2015
737	490		495		122	120
747	9	(3)	18	(3)	1	5	(2)
767	13		16		3	2
777	99		98		26	21
787	137		135		33	34
Total	748		762		185	182
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
AH-64 Apache (New)	31		23		6	5
AH-64 Apache (Remanufactured)	34		38		7	5
C-17 Globemaster III	4		5
CH-47 Chinook (New)	25		41		8	6
CH-47 Chinook (Renewed)	25		16		2	10
F-15 Models	15		12		4	4
F/A-18 Models	25		35		5	7
P-8 Models	18		14		5	4

Global Services & Support
AEW&C			1			1
C-40A	1		1		1

Network & Space Systems
Commercial and Civil Satellites	5		3		2	2
Military Satellites	2		1

Contractual backlog (Dollars in billions)	December 31 2016	September 30 2016	December 31 2015
Commercial Airplanes	$416.2	$408.8	$431.4
Defense, Space & Security:
Boeing Military Aircraft	21.4	20.8	19.9
Network & Space Systems	5.1	6.5	7.4
Global Services & Support	15.6	12.8	17.9
Total Defense, Space & Security**	42.1	40.1	45.2
Total contractual backlog	$458.3	$448.9	$476.6
Unobligated backlog	$15.2	$13.1	$12.7
Total backlog	$473.5	$462.0	$489.3
Workforce	150,500	154,700	161,400
** 2016 backlog includes adjustments related to prior periods.

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin, and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin, and diluted earnings per share. See page 7 of this release for additional information on the use of these non-GAAP financial measures.

(Dollars in millions, except per share data)	Fourth Quarter		Full Year		Guidance
	2016	2015	2016	2015	2017
Revenues	$23,286	$23,573	$94,571	$96,114

GAAP Earnings From Operations	$2,183	$1,161	$5,834	$7,443
Increase/(Decrease) in GAAP Earnings From Operations	88%		(22%)
GAAP Operating Margin	9.4%	4.9%	6.2%	7.7%

Unallocated Pension (Income)/Expense	($88)	$128	($217)	$421
Unallocated Other Postretirement Benefit Income	($31)	($30)	($153)	($123)
Unallocated Pension and Other Postretirement Benefit (Income)/Expense	($119)	$98	($370)	$298	~($1,075)
Core Operating Earnings (non-GAAP)	$2,064	$1,259	$5,464	$7,741
Increase/(Decrease) in Core Operating Earnings (non-GAAP)	64%		(29%)
Core Operating Margin (non-GAAP)	8.9%	5.3%	5.8%	8.1%

GAAP Diluted Earnings Per Share	$2.59	$1.51	$7.61	$7.44	$10.25 - $10.45
Unallocated Pension (Income)/Expense	($0.14)	$0.18	($0.33)	$0.61
Unallocated Postretirement Benefit (Income)/Expense	($0.05)	($0.04)	($0.24)	($0.18)	($1.15)
Provision for deferred income taxes on adjustments (1)	$0.07	($0.05)	$0.20	($0.15)
Core Earnings Per Share (non-GAAP)	$2.47	$1.60	$7.24	$7.72	$9.10 - $9.30

Weighted Average Diluted Shares (millions)	630.3	681.2	643.8	696.1	605 - 610
Increase/(Decrease) in GAAP Earnings Per Share	72%		2%
Increase/(Decrease) in Core Earnings Per Share (non-GAAP)	54%		(6%)

(1) The income tax impact is calculated using the tax rate in effect for the non-GAAP adjustments.